Exhibit 10.1
2440 West El Camino Real Suite 500 Mountain View CA 94040 Tel: 1.650.963.9884

March 13, 2026

Dear Mike,

On behalf of the Board of Directors (the “Board”) of Coursera, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President (“SVP”), Chief Financial Officer and Treasurer, effective on March 16, 2026 (the “Effective Date”). This offer formalizes your appointment to this role on a permanent basis. You will continue to report to the Company’s Chief Executive Officer, Greg Hart (“CEO”). For the avoidance of doubt, the offer letter entered into by you and the Company on November 13, 2025 (the “Prior Letter”), is hereby terminated and superseded in all respects by this offer letter effective as of the Effective Date.
1. Full Business Time and Effort. You shall devote your full business efforts and time to the Company and during your employment, you will not without the written consent of the CEO engage in any other employment, occupation, consulting, advisory, board membership, or other business activity directly or indirectly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company. This is a full-time exempt role.
2. At Will Employment. Notwithstanding anything to the contrary herein, your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time for any lawful reason, with or without Cause (as defined in the Amended and Restated Severance Plan), and with or without notice. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification or amendment, by implication or otherwise, of the at-will nature of your employment with the Company.
3. Cash Compensation. Effective as of the Effective Date, your cash compensation will be governed by the terms set forth below, and you will not be eligible to receive any compensation described in Section 3 of the Prior Letter.
a.Base Salary. Your starting annual base salary will be $475,000, payable in accordance with the Company’s customary payroll practices (subject to adjustment from time to time, the “Base Salary”), less any applicable payroll deductions, taxes and withholdings.
b.Bonus Target. Subject to Company performance, you will be eligible to participate in the Company’s cash bonus plan (which plan is subject to the terms and conditions of the evergreen Cash Incentive Compensation Plan) and have the opportunity to receive an annual cash bonus with an initial target amount equal to 70% of the annualized Base Salary (the “Target Bonus”), prorated for the number of days you are employed in this role starting with the Effective Date for the calendar year. The bonus performance objectives and their achievement, and the bonus plan terms and conditions applicable for the period, will be established by the Human Resources and Compensation Committee (the “HRC Committee”) of the Board. Notwithstanding the foregoing, the cash bonus earned with respect to calendar year 2026 only will be not less than $200,000, regardless of the applicable proration and the level of achievement of performance objectives.
4. Initial Equity Awards. The Company will recommend to the Board or the HRC Committee that you be granted the following equity awards:
a.RSUs. Restricted stock units (“RSUs”) for the number of shares of common stock of the Company calculated by dividing $3,500,000 by the greater of (i) ten dollars ($10.00) and (ii) the average closing price of the Company’s common stock for the calendar month prior to the Effective Date, rounded up to the nearest whole share, subject to the terms and conditions of the Company’s 2021 Stock Incentive Plan and standard form of time-based RSU agreement. The RSUs will vest over a four-year period with twenty-five percent (25%) of the RSUs vesting on February 15, 2027, and six-and-a-quarter percent (6.25%) vesting on each quarterly vesting date thereafter, subject to continued employment with the Company through the applicable vesting dates; and

b.PSUs. Performance-based restricted stock units (“PSUs”) for the number of shares of common stock of the Company calculated by dividing $3,500,000 by the greater of (i) ten dollars ($10.00) and (ii) the average closing price of the Company’s common stock for the calendar month prior to the Effective Date, rounded up to the nearest whole share, subject to the terms and conditions of the Company’s 2021 Stock Incentive Plan and standard form of PSU agreement. The PSUs will be subject to performance-based and service-based vesting conditions, with the performance-based condition tied to the achievement of certain financial goals for the year ending December 31, 2026. Following the end of the performance period, the HRC Committee shall certify to the level of achievement of the performance-based condition and determine the number of PSUs that are eligible to the vest, if any (the “Eligible PSUs”). Twenty-five percent (25%) of the Eligible PSUs shall vest on February 15, 2027, and six-and-a-quarter percent (6.25%) of the Eligible PSUs shall vest on each quarterly vesting date thereafter, subject to your continued employment with the Company through each applicable vesting date. Further information regarding the performance goals and vesting shall be set forth in the PSU agreement, which will be delivered to you promptly following the grant.
5. Expenses. The Company will pay or reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company’s reimbursement established policies, as may be updated from time to time. You must be an employee of the Company on the date an expense is incurred and must submit a claim for reimbursement (including submitting to the Company proper documentation evidencing such incurred expenses) in accordance with the Company’s reimbursement policies.
6. Benefits. During your employment, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company with respect to other senior executives of the Company, including, without limitation, any Company group medical, dental, vision insurance and Section 401(k) plan. You will also be entitled to participate in our “unlimited personal time off” policy which allows you to take time off as needed. Unless otherwise provided below, the Company reserves the right to change the benefit plans and programs it offers to its employees at any time.
7. Severance. Subject to the HRC Committee’s approval, you will be eligible for severance benefits as a “Class A Executive” participant under the Company’s Amended and Restated Executive Severance Plan, as may be amended from time to time. For your reference, a copy of the current form of Amended and Restated Executive Severance Plan is attached to this letter as Exhibit A.
8. Section 409A. The Company intends that all payments and benefits provided under this letter or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
9. PIIAA Agreement; Arbitration; Jury Trial Waiver; Governing Law; and Other Matters.
a.The Proprietary Information and Inventions Assignment Agreement (a “PIIAA Agreement”) dated November 17, 2025 continues to apply to you during your employment at the Company, and concerning non-disclosure of Company proprietary information.
b.In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration in San Jose, California conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under its then-applicable rules, (ii) YOU ARE WAIVING ANY AND ALL RIGHTS TO A JURY TRIAL BUT ALL COURT REMEDIES WILL BE AVAILABLE IN ARBITRATION, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) all JAMS fees and administrative charges shall be paid by the Company. Please note that we must receive your signed PIIAA Agreement before your first day of employment.

c.As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct.
d.All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.
e.You and the Company recognize that this is a legally binding contract and acknowledge and agree that each party has had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this agreement. Hence, in any construction to be made of this agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. You acknowledge and agree that you have consulted with your own tax advisors with respect to any advice you may deem necessary or appropriate with respect to this agreement, that neither the Company nor any of its directors, officers, counsel, stockholders, or advisors has provided any tax advice to you or otherwise made any representations or guarantees to you with respect to the tax treatment of the bonus opportunity provided in this agreement, and that you have relied entirely on your own professional advisors as to these matters. The provisions of this agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this agreement.
f.This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
10. Acceptance. This offer will remain open until March 13, 2026. If you decide to accept our offer, and I hope you will, please sign this offer letter in the space indicated. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter.

(Signature Page Follows)

To indicate your acceptance of the Company’s offer, please sign and date this agreement in the space provided below and return it to me. A duplicate original is enclosed for your records. This agreement, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and another officer of the Company designated by the Board.
Sin
/s/ Marcelo Modica
Marcelo Modica Chief People Officer

Agreed to and accepted by:

/s/ Mike Foley
Mike Foley

Exhibit A
Amended and Restated Executive Severance Plan

Agreed and Accepted:

Coursera, Inc.

___________________________
By:
Date:

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